EXHIBIT 99.1

FOR IMMEDIATE RELEASE


ADA-ES Completes Successful Mercury Control Program at Sunflower Electric Three Different Technical Approaches Achieve Large Reductions in Mercury Emissions

LITTLETON, CO - November 17, 2004 - ADA-ES, Inc. (NASDAQ:ADES), an environmental technology and specialty chemical company announced today the successful completion of full-scale tests that demonstrated three different technologies for significantly reducing mercury emissions from coal-fired plants. The tests were conducted at the 360 MW Sunflower Electric Holcomb Station located near Garden City, Kansas. This plant burns coal from the Wyoming Powder River Basin (PRB) and is equipped with a dry scrubber and a high efficiency fabric filter.

This test program was conducted as part of an $8.8 million cooperative agreement with the U.S. Department of Energy's National Energy Technology Laboratory (DOE/NETL) program to perform longer-term mercury control technology testing for coal-fired power plants. Funding for this program includes $2.8 million in co-funding provided by ADA-ES, Sunflower Electric, EPRI, Arch Coal, and 15 other power companies.

"These results are very important to the industry because the air pollution control equipment at the Holcomb Station is typical of many plants in the west and the exact configuration that will be used on most of the new plants being planned that will burn PRB coals," said Dr. Michael Durham, President of ADA-ES. "This combination of equipment and coal represents one of the most challenging applications for mercury control in the industry."

Long-term tests were run using a chemically enhanced sorbent recently developed by ADA-ES' partner, NORIT Americas. Over the 4-week test period, mercury removal increased from a baseline of less than 20% to over 90% for the entire period at a relatively low injection rate. This means that high levels of mercury removal may be achieved for this difficult yet important application at a total cost much lower than previous expectations.

Dr. Durham continued, "We and NORIT are thrilled with these results and believe that the new sorbent will offer benefits at many PRB and lignite burning sites."

In addition, short-term tests were conducted to see if it was possible to improve mercury removal by blending coals. The blend was created by mixing in a modest amount of a Western bituminous coal with a PRB coal. Short-term operation with the blend showed that mercury emissions decreased as much as 80%. In addition to mercury removal, the plant benefited from the increased heat content of the bituminous coal. Results of this short-term test are yet to be duplicated and whether similar blends from other sources will be as effective is unknown.

The third technology showing promising results involved a combination of an activated carbon injection and a proprietary coal additive being developed by ADA-ES' partner, ALSTOM Power. This short-term application has not been repeated.

Additional testing of all three approaches is being planned for more sites to evaluate a number of different coals and blends and determine the impacts of these technologies on mercury removal at plants with key equipment configurations.

"From the perspective of a power producer, this has been a very important test program and we are pleased with the results. We were able to achieve relatively high levels of mercury reduction at very reasonable costs," confirmed Wayne Penrod, Sr. Manager, Environment/Production Planning for Sunflower Electric. "These technologies will help us meet pending regulations on both existing and new power plants."

State legislative initiatives and pending Federal regulations requiring reductions in coal-fired power plant mercury emissions have generated the need for flue gas mercury removal technologies at existing and new plants. The results of these tests will provide the power industry with additional options for complying with requirements to reduce mercury emissions.

About ADA-ES
Headquartered in Littleton, Colorado, ADA-ES, Inc. develops and implements proprietary environmental technology and specialty chemicals that mitigate the environmental impact of electric power generation and industrial companies, while reducing operating costs.

About Sunflower Electric Power Corp.
Sunflower is a consumer-owned, not-for-profit generation and transmission cooperative with headquarters in Hays, Kansas. Sunflower provides wholesale electric power and energy to six distribution cooperatives in Western Kansas.


Contact:
ADA-ES, Inc.				 -or-   Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President	  The Equity Group Inc.
Mark H. McKinnies, CFO				  www.theequitygroup.com
(303) 734-1727		                    Loren G. Mortman, (212) 836-9604
www.adaes.com 					  LMortman@equityny.com
							  Lauren Barbera, (212) 836-9610
							  LBarbera@equityny.com

Sunflower Electric Power Corporation
Wayne Penrod
2075 W. St. John St.
Garden City, KS  67846-5418
wepenrod@sunflower.net

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements in this document that are based on information the Company believes reasonable, but such projections and statements may involve significant uncertainties. Actual events or results - including predicted revenues and achievement of positive cash flow - could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing market demand for ADA-ES chemicals and systems and changes in technology, laws or regulations, demand for the company's securities, and other factors discussed in the company's filing with the U.S. Securities and Exchange Commission.